EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES

THIRD QUARTER RESULTS

Growing Revenue Contribution from New Customers:

Taking Steps to Maintain Operating Efficiency; Winning New Business

Spokane Valley, WA— April 28, 2009 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended March 28, 2009.

For the third quarter of fiscal 2009, Key Tronic reported total revenue of $44.2 million, compared to $51.5 million in the same period of fiscal 2008. For the first nine months of fiscal 2009, total revenue was $139.5 million, compared to $146.8 million in the same period of fiscal 2008.

Net income for the third quarter of fiscal 2009 was $0.3 million or $0.03 per diluted share, compared to $1.2 million or $0.11 per diluted share for the same period of fiscal 2008. For the first nine months of fiscal 2009, net income was $0.8 million or $0.08 per diluted share, compared to $3.0 million or $0.29 per diluted share for the same period in fiscal 2008.

Results for the third quarter of fiscal 2009 included charges of approximately $0.5 million or $0.05 per diluted share for increased reserves on a doubtful foreign receivable and approximately $0.2 million or $0.02 per diluted share for severance charges related to cost reduction efforts.

“With the challenging global economic environment, we continue to focus on reducing our costs and maintaining our operating efficiency and profitability,” said Craig Gates, President and Chief Executive Officer. “We are pleased that our operating performance for the third quarter was in line with our forecasts. While we have maintained our existing customer base, we continue to see slowdowns in orders among those programs. Although the revenue growth from many of our new programs has also been slowed due to the recession, all of those new programs continue to move forward.

“We continue to add to our pipeline of prospective new programs despite the challenging economy. During the third quarter, we won several new programs involving military electronics, computer networking and telecommunications. Our world-class facilities and unique set of capabilities continue to give us strong competitive advantages. In coming periods, we expect to win new business and further diversify our customer portfolio across a wide range of industries.”

Business Outlook

For the fourth quarter of fiscal 2009, the Company expects revenue in the range of $40 million to $43 million, with earnings in the range of breakeven to $0.02 per share.

Conference Call

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-240-5318 or +1 303-262-2130. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11130264). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2009. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Third Quarters Ended		Nine Months Ended
	March 28 2009	March 29 2008	March 28 2009	March 29 2008
Net sales	$44,233	$51,461	$139,460	$146,835
Cost of sales	40,921	47,234	128,925	136,039

Gross profit on sales	3,312	4,227	10,535	10,796
Operating expenses:
Research, development and engineering	533	679	1,751	1,997
Selling, general and administrative	2,340	2,081	6,533	5,851
Goodwill impairment	—	—	765	—
Gain on sale of real estate	—	—	—	(951)

	2,873	2,760	9,049	6,897
Operating income	439	1,467	1,486	3,899
Interest expense	131	254	493	764

Income before income taxes	308	1,213	993	3,135
Income tax provision	46	46	217	149

Net income	$262	$1,167	$776	$2,986

Earnings per share:
Earnings per common share - basic	$0.03	$0.12	$0.08	$0.30
Weighted average shares outstanding - basic	10,066	10,024	10,057	9,988
Earnings per common share - diluted	$0.03	$0.11	$0.08	$0.29
Weighted average shares outstanding - diluted	10,066	10,207	10,075	10,293

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 28 2009	June 28 2008
ASSETS
Current assets:
Cash and cash equivalents	$1,009	$2,879
Trade receivables	28,581	36,018
Inventories	38,356	37,927
Other	4,568	4,893

Total current assets	72,514	81,717
Property, plant and equipment - net	9,940	10,798
Other assets:
Restricted cash	92	39
Deferred income tax asset	4,177	4,210
Other	723	815
Goodwill	—	765

Total other assets	4,992	5,829
Total assets	$87,446	$98,344

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,061	$29,497
Accrued compensation and vacation	2,712	4,388
Current portion of other long term obligations	410	470
Revolving loan	10,883	—
Other	2,090	1,667

Total current liabilities	37,156	36,022
Long-term liabilities:
Revolving loan	—	12,348
Other long-term obligations	666	893

Total long-term liabilities	666	13,241
Shareholders’ equity:
Common stock, no par value - share authorized 25,000; issued and outstanding 10,066 and 10,024 shares, respectively	39,358	39,301
Retained earnings	10,556	9,780
Accumulated other comprehensive loss	(290)	—

Total shareholders’ equity	49,624	49,081

Total liabilities and shareholders’ equity	$87,446	$98,344